Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

V2X, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	457(a)	1,346,139	$32.77	$44,112,975	$92.70 per million dollars	$4,089.27
Total Offering Amounts			1,346,139	$32.77	$44,112,975		$4,089.27
Total Fee Offsets
Net Fee Due							$4,089.27

(1)	This Registration Statement on Form S-8 covers 1,346,139 shares of Common Stock of the Registrant subject to issuance under the Vectrus, Inc. 2014 Omnibus Incentive Plan, as amended, in connection with the Agreement and Plan of Merger among the Registrant, Vertex Aerospace Services Holding Corp., Andor Merger Sub LLC and Andor Merger Sub Inc., dated as of March 7, 2022. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant in the “when issued” trading market as reported on the New York Stock Exchange on June 29, 2022.